Exhibit 23.3

Letterhead of Preston Gates & Ellis

June 9, 2005

Silicon Motion Technology Corporation

No. 20-1, Taiyuan Street

Jhubei City, Hsinchu County 302, Taiwan

Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included in the registration statement on Form F-1, originally filed by Silicon Motion Technology Corporation on June 9, 2005, with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/

PRESTON GATES & ELLIS LLP